Exhibit 99.2

EnteroMedics Conference Call

EMPOWER Study Analysis

Speaker Dial-in Number: 888.218.8164

Speaker Passcode: 9194735

Participants:

Greg Lea

Mark B. Knudson, Ph.D.

Katherine Tweden, Ph.D.

6:50 AM CST:        Dial into the conference line; line will remain mute until the operator connects you

6:59 AM CST:        Operator will ask for a moment of silence as he/she connects the call

7:00 AM CST:        Call commences

SLIDE 1

[Operator Introduction] I will now turn the call over to Greg Lea, Chief Financial Officer, to start the call. Mr. Lea?

Greg Lea:

Thank you for joining us this morning to discuss the preliminary results from our detailed review of the EMPOWER study.

As a reminder, this conference call, as well as EnteroMedics’ SEC filings and website at enteromedics.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors. These risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s 10-K filed March 12, 2009. The Company is providing this information as an update to our October 2 call and does not undertake any obligation to update any forward-looking statements contained in this call as a result of new information, future events or otherwise.

With me today on the call are Dr. Mark Knudson, our President and CEO, and Dr. Katherine Tweden, our Vice President of Research and Clinical. We will begin with prepared remarks and an accompanying presentation, which is available online at www.enteromedics.com. When these remarks are concluded, we will open the call for questions.

I will now turn the call over to Dr. Knudson.

Mark Knudson:

Thank you Greg, and good morning.

This morning, we announced the preliminary analysis of a detailed review of the EMPOWER study. The ongoing review suggests that vagal blocking therapy may promote safe and effective weight loss as an adjunct to behavioral support, diet and exercise in morbidly obese patients. Because of this, we feel it is important to inform the over 264 patients still enrolled in the study, including 252 study data patients, of our clinical results to date, and to encourage these individuals to continue participating in the trial as prescribed in the protocol.

Our review of data to date suggests that the weight loss effects seen in the trial were evident in both the treatment and control arms. In an effort to understand this finding, we are conducting a comprehensive analysis of clinical, statistical, and engineering data, both from the EMPOWER study and from a recently conducted pre-clinical study. Based on our analysis to date, the control arm of the trial, which was intended to be inactive, apparently provided a low-intensity blocking signal that introduced VBLOC Therapy in human subjects.

SLIDE 2

As we announced on October 2nd, the EMPOWER study did not meet its efficacy endpoints. There was no difference at 12 months between treatment and control, both of which showed a statistically indistinguishable EWL from implant. That said, the level of weight loss in the control arm was unusually high for inactive therapy. We further noted that results in both arms correlated with average hours of daily use. At an average daily use of over 9 hours, the recommended amount per protocol and a threshold met by 51% of the study subjects, patients in the treatment arm saw an average excess weight loss of 23.1% from implant by BMI method and patients in the control arm saw 22.6% EWL from implant by BMI method.

We also found that for subjects with a diagnosis of hypertension, the study demonstrated a statistically significant average decrease in systolic and diastolic blood pressure that was similar in both the treatment and control groups. This effect was noticeable at one week after activation and was sustained through 12 months.

These results led us to believe that the “placebo mode”, as used in the control group, may not have been neutral. As Dr. Tweden will present to you in a moment, data from a recently completed pre-clinical study show that the “placebo mode,” which delivered low intensity electrical signals as impedance measures and associated system measurements, appears to have delivered enough energy to the nerve to maintain vagal block. This finding expands our understanding of neuroblocking, and we now believe that its effect on vagal block may have been sufficient to lead to weight loss in the control group.

I will now pass the call over to Dr. Tweden who will discuss results of the work we undertook to characterize and understand the control arm effect.

Katherine Tweden:

Thank you Dr. Knudson.

Before we began EMPOWER, existing literature and research led us to believe that signal blocking was related directly to the amount of energy delivered to the nerve. We tested a variety of signal intensities and found that high frequency, low amplitude signaling was the optimal means of achieving a rapid, near-complete block of the vagal nerve. Our pre-clinical research led us to believe that low intensity signals, including the control arm signals, had only a brief and minimal effect on the nerve.

We designed the control arm of EMPOWER to turn off the treatment arm signal, but maintained the low intensity treatment arm impedance and associated system measurement signals to help maintain the study blind. The result was that the treatment arm delivered exponentially more energy than the control arm.

As part of our continuing next-generation research efforts, we recently developed technology and techniques that allow us to test nerve function during high-frequency VBLOC Therapy.

Based on the preliminary EMPOWER results, we applied this technology to conduct a test to measure the effect of the low-intensity signals produced under the control arm conditions on nerve impulses. Using this model, we observed that the nerve impulse decreased by up to approximately 28%. While the response does not occur as rapidly as the treatment arm blocking signal, which achieves a 90 plus percent decrease in nerve impulse in seconds, the cumulative effect of the control arm signal may have been sufficient, due to length of exposure, to cause similar conditions as the treatment arm when used in humans.

Mark Knudson

Thank you Dr. Tweden.

With the possibility of both arms receiving active therapy, we began to look at the data and clinical outcomes of EMPOWER. The results were consistent between the two arms.

SLIDE 3

As you can see from the chart entitled “Optimal Hours of Usage”, average hours of use, or the period of time in which the patient is exposed to therapy, directly corresponds to their level of excess weight loss, with the low energy, partial blocking of the vagal nerve in the control arm producing an almost identical result to the high energy of the treatment arm. We found that optimal hours of use is between 10 and 12 hours a day.

SLIDE 4

In the next slide, entitled “EWL Through 12 Months,” we see both arms combined in a completer analysis. Patients demonstrated a significantly greater EWL benefit when using the device for greater than 9 hours average per day, as prescribed in the protocol. Those exposed to optimal therapy saw sustained weight loss, as seen in the red line, and those who did not, began to see weight gain past 6 months, the blue line. There was no overlap in standard error past activation of the device.

SLIDE 5

In the next slide, entitled “Safety Outcomes,” we see that the EMPOWER study met all of its safety endpoints. The Maestro System was designed to be a safe surgical treatment for obesity, in that it does not require the anatomy to be altered and it does not forcibly constrict a patient’s stomach. As this figure demonstrates, no serious adverse events related to therapy were reported in the EMPOWER study. This data contributes to what is now over 400 patient years of safety data.

SLIDE 6

In the final safety slide, we see very encouraging study participation results, as the chart illustrates. As I noted in my opening remarks, 264 patients, including 252 of the 253 study patients, remain on study. The difference in these numbers relates to the 12 roll-in patients who were not part of the 12 month endpoint but who are now part of the study. All of these patients are now receiving the treatment arm algorithm, but remain blinded as to their original therapy. In light of our new findings, it is important for us and our participating study centers to support patients in using their Maestro System for 9 or more hours per day.

PAUSE

SLIDE 7

With preliminary results of our detailed review of the EMPOWER study in place:

•	We believe that an unanticipated control arm signal may have been sufficient to cause therapeutic vagal down-regulation in human subjects;

•	We believe that the EMPOWER study demonstrated a clinically meaningful impact on weight loss and hypertension, results that were achieved with an excellent safety profile;

•	We believe that daily hours of therapy use relates directly to weight loss response; and

•	We know that over 91 percent of subjects remain on study, receiving VBLOC therapy and are being instructed by their physicians to continue using their Maestro System per protocol.

We are taking steps to discuss the EMPOWER Study with the FDA to determine the appropriate regulatory path forward for the Maestro System as a treatment for morbid obesity.

Before we open the call to questions, I would again like to thank all the investigators and patients who are participating in this trial. We greatly appreciate their time and dedication and will continue working closely with both as we explore the full potential of VBLOC Therapy.

With that, let me now open the call for questions.

Operator?